                                         EXHIBIT 99


The Bank of New York Company, Inc.       NEWS
------------------------------------------------------------------------------

                                         One Wall Street, New York, NY 10286
                                         -----------------------------------

                                         Contact:
                                         PUBLIC AND INVESTOR RELATIONS












IMMEDIATELY
-----------

Media:                                                Investors:
-----                                                 ----------
R. Jeep Bryant, MD                                    John M. Roy, MD
(212) 635-1569                                        (212) 635-8005
                                                      Gregg A. Scheuing, VP
                                                      (212) 635-1578


  THE BANK OF NEW YORK COMPANY, INC. REPORTS SOLID SECOND QUARTER EARNINGS
            REFLECTING IMPROVING EQUITY MARKET CONDITIONS
    CORE SECURITIES SERVICING FEES UP 13% ANNUALIZED FROM PRIOR QUARTER


NEW YORK, N.Y., July 17, 2003 -- The Bank of New York Company, Inc. (NYSE: BK) reports second quarter earnings per diluted share on a reported basis of 39 cents and excluding the impact of the Pershing acquisition, 42 cents per share. The Company reported earnings of 41 cents in the first quarter of 2003. The reported results include previously announced dilution from Pershing, which closed May 1, 2003, of 1 cent on operating earnings and an additional 2 cents from merger and integration costs associated with the acquisition. With Pershing, the Company earned 41 cents on an operating basis in the second quarter.
     Net income for the second quarter was $295 million compared with $361 million, or 50 cents per share a year ago. Year-to-date net income was $590 million, or 80 cents per share, compared to $723 million, or 99 cents per share in 2002.
     The second quarter results showed sequential quarter improvement in the Company's key businesses, including securities servicing and associated foreign exchange, global payment services, private client services and asset management. These businesses responded positively to better market conditions in May and June, characterized by higher equity trading volumes, improved equity price levels, and increased foreign exchange volume and volatility. Including Pershing, noninterest income was up $152 million, or 18%, over the first quarter of 2003 and increased to a record 71% of total revenue. Excluding Pershing, securities servicing fees increased 3% over the first quarter, or 13% annualized, as the Company's equity-linked businesses rebounded from first quarter levels. This rebound also positively impacted foreign exchange and other trading, which increased 22% excluding Pershing. The Company's other major fee categories also showed growth on a sequential quarter basis, including private client services and asset management, which was up 5%, and global payment services, which was up 3%.
     Chairman and Chief Executive Officer Thomas A. Renyi stated, "Our diversified business model responded well to the recent improved conditions in the equity markets, and we are well positioned to benefit from further strengthening in the capital markets. At the same time, credit costs remain stable and we continue to make significant progress in our credit exposure reduction program.
     "This quarter also marked the successful closing of Pershing, where we continue to be on target with all of our major integration milestones, particularly client retention. We are confident of our ability to realize the projected synergies and expect this acquisition to be accretive in early 2004."

SUPPLEMENTAL FINANCIAL INFORMATION

     For the quarter and six months ended June 30, 2003, the Company has prepared information in four categories:

 - Reported results which are in accordance with Generally Accepted Accounting Principles (GAAP).
 -    Core operating results which exclude the Pershing acquisition.
 - Pershing results which reflect the revenues and expenses since the May 1 acquisition of Pershing but excluding the merger and integration costs.
 -    Merger and integration costs.

     The Company believes that providing supplemental non-GAAP financial information is useful to investors in understanding the underlying operational performance of the Company, its businesses and performance trends and, therefore, facilitates comparisons with the performance of other financial service companies. Specifically, the Company believes that the exclusion of the transaction-related and restructuring expenses permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that the Company's management internally assesses performance. The following is a reconciliation of the Company's financial results for the three months ended June 30, 2003:

                      THE BANK OF NEW YORK COMPANY, INC.
                          Supplemental Information
                   (In millions, except per share amounts)
                                 (Unaudited)

                                           Income Statement
                                         Quarter ended June 30
                                             SUPPLEMENTAL                          GAAP
                                 -----------------------------------      -----------------------
                                     Operating              Merger           2003          2002
                                   ------------              and           Reported      Reported

                                Core       Pershing (a)   Integration      Results       Results
                                ----       --------       -----------      --------      --------

Net Interest Income            $ 387        $  11            $  -          $ 398          $ 423
-------------------
Provision for Credit Losses       40            -               -             40             35
                               -----        -----           -----          -----          -----
Net Interest Income After
    Provision for
      Credit Losses              347           11               -            358            388
                               -----        -----           -----          -----          -----
Noninterest Income
------------------
Servicing Fees
 Securities                      489          109               -            598            478
 Global Payment Services          79            -               -             79             71
                               -----        -----           -----          -----          -----
                                 568          109               -            677            549
Private Client Services and
  Asset Management Fees           94            -               -             94             88
Service Charges and Fees          93            -               -             93             93
Foreign Exchange and Other
  Trading Activities              79            9               -             88             72
Securities Gains                   9            -               -              9             25
Other                             32            3               -             35             28
                               -----        -----           -----          -----          -----
    Total Noninterest Income     875          121               -            996            855
                               -----        -----           -----          -----          -----
Noninterest Expense
-------------------
Salaries and Employee Benefits   439           60               -            499            418
Net Occupancy                     57           16               -             73             49
Furniture and Equipment           38           11               -             49             35
Clearing                          31            9               -             40             33
Sub-custodian Expenses            19            -               -             19             15
Software                          36            7               -             43             29
Amortization of Intangibles        4            3               -              7              2
Merger and Integration Cost        -            -              25             25              -
Other                            142            6               -            148            115
                               -----        -----           -----          -----          -----
    Total Noninterest Expense    766          112              25            903            696
                               -----        -----           -----          -----          -----
Income Before Income Taxes       456           20             (25)           451            547
Income Taxes                     156            9              (9)           156            186
                               -----        -----           -----          -----          -----
Net Income                     $ 300        $  11           $ (16)         $ 295          $ 361
----------                     =====        =====           =====          =====          =====

Diluted Earnings Per Share     $0.42       ($0.01)(b)      ($0.02)         $0.39          $0.50


Notes:
    Reported results agree with the Company's Consolidated Statement of Income
(a)	Includes $5 million of net interest costs attributable to the Pershing acquisition financing.
(b)	The ($0.01) dilution is due to changes in shares outstanding attributable to the acquisition.

The following is a supplemental balance sheet showing the impact of the Pershing acquisition.

                      THE BANK OF NEW YORK COMPANY, INC.
                          Supplemental Information
                                (In millions)
                                 (Unaudited)

                                               Balance Sheet
                                               June 30, 2003                        GAAP
                                               SUPPLEMENTAL                       REPORTED
                                 -----------------------------------------   ------------------
                                          Core      Pershing   Elimination
                                        June 30,     June 30,    Entries     June 30,    December 31,
                                          2003        2003                     2003         2002
                                          ----        ----     ----------      ----         ----
Assets
--- ---
Cash and Due from Banks                $ 4,067     $   256                  $ 4,323      $ 4,748
Interest-Bearing Deposits in Banks       6,706          38                    6,744        5,104
Securities                              20,377          15                   20,392       18,300
Trading Assets at Fair Value             6,059         172                    6,231        7,309
Federal Funds Sold and
  Securities Purchased Under
  Resale Agreements                      8,095       3,981                   12,076        1,385
Margin Loans                               406       5,505                    5,911          352
Loans (less allowance for
  credit losses of $824 in 2003
  and $831 in 2002)                     31,206                               31,206       30,156
Premises and Equipment                     975         133                    1,108          975
Due from Customers on Acceptances          191                                  191          351
Accrued Interest Receivable                237           7                      244          204
Investment in/Advances to Pershing       2,891                 $(2,891)
Goodwill & Intangible Assets             2,653       1,320                    3,973        2,575
Other Assets                             6,650         704                    7,354        6,105
                                       -------     -------     -------      -------      -------
     Total Assets                      $90,513     $12,131     $(2,891)     $99,753      $77,564
                                       =======     =======     =======      =======      =======
Liabilities and Shareholders' Equity
------------------------------------
Deposits                               $64,800                              $64,800      $55,387
Federal Funds Purchased and
  Securities Sold Under
  Repurchase Agreements                    699     $   336                    1,035          636
Trading Liabilities                      2,548          52                    2,600        2,800
Payables to Customers and Broker-Dealers 1,684       7,723                    9,407          870
Other Borrowed Funds                       706       1,081     $  (871)         916          475
Acceptances Outstanding                    194                                  194          352
Accrued Taxes and Other Expenses         4,014          19                    4,033        4,066
Accrued Interest Payable                   139           3                      142          101
Other Liabilities                        1,101         897                    1,998          753
Long-Term Debt                           6,515                                6,515        5,440
                                        ------      ------      ------      -------      -------
     Total Liabilities                  82,400      10,111        (871)      91,640       70,880
                                        ------      ------      ------      -------      -------

Shareholders' Equity                     8,113       2,020      (2,020)       8,113        6,684
                                       -------     -------     -------      -------      -------
     Total Liabilities and
       Shareholders' Equity            $90,513     $12,131     $(2,891)     $99,753      $77,564
                                       =======     =======     =======      =======      =======

--------------------------------------------------------------------------------------------------
Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

     Although the Company believes that the non-GAAP financial measures presented in this release enhance investors' understanding of our business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

SECURITIES SERVICING FEES

     Securities servicing fees were $598 million in the second quarter, an increase of $124 million or 26% over the first quarter, and $120 million or 25% over the second quarter of 2002, primarily due to the Pershing acquisition. For the first six months of 2003, securities servicing fees were $1,071 million, an increase of $139 million from $932 million for the first six months of 2002, principally due to Pershing and other acquisitions. Pershing securities servicing fees in May and June included in the quarter and six months ended June 30, 2003 were $109 million. Excluding Pershing, core securities servicing fees were up 3% from the first quarter, or 13% annualized, as a result of improved performance in the Company's equity-linked businesses.
     Fees from investor services increased both on a sequential quarter basis and over last year's second quarter. Strong performers on a sequential quarter basis included global custody and securities lending. Wholesale distribution services and securities lending were up over last year's second quarter. Global custody benefited from the phase-in of new client wins, higher equity prices, and increased transaction volumes. As of June 30, 2003, assets under custody were $7.8 trillion, up from $6.8 trillion at March 31, 2003, and up from $6.6 trillion at June 30, 2002. The acquisition of Pershing added approximately $500 billion to custody assets at June 30, 2003. Securities lending benefited from seasonal factors compared to the first quarter and higher loan volume compared to last year.
     Global issuer services declined on a sequential quarter basis and in comparison to the second quarter of 2002. Corporate trust fees declined from the record level attained in the first quarter of 2003. Depositary receipts showed improved performance on a sequential quarter basis as a result of the improved equity markets as well as seasonal corporate actions, but remain below year ago levels.
     Fees from broker-dealer services increased for the quarter in terms of both sequential quarter and year-over-year comparisons. Strong performers included government securities clearance and domestic and global collateral management services, which benefited from new business wins and higher fixed income transaction volumes driven by refinancing activity.
     Execution and clearing services increased on both a sequential quarter and on a year-over-year basis, reflecting the acquisition of Pershing as well as an increase in market trading volumes in the second quarter of 2003. Total combined second quarter NYSE and NASDAQ trading volume was up 17% from the first quarter of 2003. Excluding Pershing, sequential quarter fee growth for these services was strong across all the business units, in particular BNY Brokerage, B-Trade, and G-Trade.

NONINTEREST INCOME

     Noninterest income for the second quarter of 2003 was $996 million, an increase of 18% sequentially and 16% from a year ago. Noninterest income was 71% of total revenues. Noninterest income for the six months ended June 30, 2003 was $1,841 million, an increase of 10% over the comparable 2002 period. The increases are principally due to the Pershing acquisition and improved performance in the core business. Pershing's contribution to the Company's noninterest income was $121 million for the quarter and six months ended June 30, 2003.

                                  2nd       1st       2nd
                                Quarter   Quarter   Quarter   Year-to-Date
                                -------   -------   -------   ------------
(In millions)                     2003      2003      2002    2003    2002
                                 -----      ----      ----    ----    ----
Servicing Fees
  Securities                      $598      $474      $478  $1,071  $  932
  Global Payment Services           79        77        71     156     144
                                  ----      ----      ----  ------  ------
                                   677       551       549   1,227   1,076
Private Client Services
 and Asset Management Fees          94        90        88     184     171
Service Charges and Fees            93        98        93     191     176
Foreign Exchange and
 Other Trading Activities           88        65        72     154     134
Securities Gains                     9         7        25      16      56
Other                               35        33        28      69      60
                                  ----      ----      ----  ------  ------
Total Noninterest Income          $996      $844      $855  $1,841  $1,673
                                  ====      ====      ====  ======  ======

     Global payment services fees increased by 3% from the prior quarter and 11% from the second quarter of 2002. The increased revenues over both periods reflect greater funds transfer activity, particularly multi-currency payments, and new business wins in key client segments, such as U.S. and international banks and mortgage banks. Global payment services fees increased by 8% on a year-to-date basis over 2002.
     Private client services and asset management fees for the second quarter were up 5% from the prior quarter, and 7% from the second quarter of 2002.
The sequential quarter increase reflects the continued strong demand for alternative investments from Ivy Asset Management as well as higher fees from the private client services business. The increase from the second quarter of 2002 and on a year-to-date basis was due to strong performance from Ivy Asset Management and acquisitions. Total assets under management were $83 billion at June 30, 2003, up from $76 billion at March 31, 2003 and up from $75 billion a year ago.
     Service charges and fees were down $5 million from the prior quarter, and flat with one year ago. The decrease from the prior quarter reflects lower fees from structured products. Service charges and fees were up 9% on a year-to-date basis over 2002, reflecting higher fees from capital markets and structured products.
     Foreign exchange and other trading revenues were up $23 million, or 35%, compared with the prior quarter, and $16 million, or 22%, from one year ago. The main reasons for the increase were higher foreign exchange revenue and the addition of Pershing, which contributed $9 million to other trading revenues for the quarter and six months ended June 30, 2003. The strong foreign exchange performance in the second quarter reflects greater client activity resulting from increased cross-border investing, increased currency volatility, and wider intraday trading ranges. Excluding Pershing, other trading revenues comprised primarily of fixed income execution and interest rate risk management products were down from the strong first quarter results but up from the quarter and six month period ending June 30, 2002. In the second quarter of 2003, the flatter yield curve and lower interest rates caused clients to delay their hedging activities. For the six months ended June 30, 2003, foreign exchange and other trading revenues were up 15% over the six months ended June 30, 2002.
     Securities gains in the second quarter were $9 million, up modestly from $7 million in the prior quarter and down significantly from $25 million a year ago. Gains were principally derived from the Company's fixed income securities portfolio. Year-to-date securities gains are down $40 million from the first six months of 2002. Comparisons with the prior year periods reflect the Company's reduction in its equity investing activities in 2002.
     Other noninterest income increased $2 million from the first quarter of 2003 and $7 million from the second quarter of 2002. Pershing contributed $3 million to other income for the quarter and six months ended June 30, 2003.

NET INTEREST INCOME

                                   2nd         1st        2nd
                                 Quarter     Quarter    Quarter    Year-to-Date
(Dollars in millions)            -------     -------    -------    ------------
                                  2003        2003       2002      2003     2002
                                  ----        ----       ----      ----     ----
Net Interest Income               $398        $386       $423      $784     $835
Tax Equivalent Adjustment            9           9         13        19       26
                                  ----        ----       ----      ----     ----
Net Interest Income on a
 Tax Equivalent Basis             $407        $395       $436      $803     $861
                                  ====        ====       ====      ====     ====
Net Interest Rate
 Spread                           1.95%       2.18%      2.31%     2.05%    2.31%
Net Yield on Interest
 Earning Assets                   2.22        2.44       2.65      2.32     2.64


     Net interest income on a taxable equivalent basis was $407 million in the second quarter of 2003, compared with $395 million in the first quarter of 2003, and $436 million in the second quarter of 2002. Pershing contributed $11 million of net interest income for the quarter. The net interest rate spread was 1.95% in the second quarter of 2003, compared with 2.18% in the first quarter of 2003, and 2.31% in the second quarter of 2002. The net yield on interest earning assets was 2.22% in the second quarter of 2003, compared with 2.44% in the first quarter of 2003, and 2.65% in the second quarter of 2002.
     The increase in net interest income from the first quarter of 2003 is primarily due to the Pershing acquisition and higher earning assets arising from higher levels of client deposits. This was partially offset by lower reinvestment yields in the fixed income securities portfolio. The decrease in net interest income from the second quarter of 2002 reflects lower reinvestment yields on fixed income securities, planned decreases in loan balances, and the impact of Federal Reserve interest rate reductions in 2002 and 2003, partially offset by the Pershing acquisition.

     For the first six months of 2003, net interest income on a taxable equivalent basis amounted to $803 million compared with $861 million in the first half of 2002, reflecting the same factors that affected the comparison with last year's quarter. The year-to-date net interest spread was 2.05% in 2003 compared with 2.31% in 2002, while the net yield on interest earning assets was 2.32% in 2003 and 2.64% in 2002.
     In this release a number of amounts related to net interest income are presented on a "taxable equivalent basis". The Company believes that this presentation provides comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards.


NONINTEREST EXPENSE AND INCOME TAXES

                                  2nd       1st       2nd
                                Quarter   Quarter   Quarter   Year-to-date
                                -------   -------   -------   ------------
(In millions)                     2003      2003      2002    2003    2002
                                  ----      ----      ----    ----    ----
Salaries and Employee Benefits    $499      $423      $418  $  922  $  805
Net Occupancy                       73        58        49     131      98
Furniture and Equipment             49        36        35      85      70
Clearing                            40        29        33      69      60
Sub-custodian Expenses              19        16        15      35      30
Software                            43        35        29      78      55
Amortization of Intangibles          7         3         2      10       4
Merger and Integration Costs        25         -         -      25       -
Other                              148       139       115     287     223
                                  ----      ----      ----  ------  ------
Total Noninterest Expense         $903      $739      $696  $1,642  $1,345
                                  ====      ====      ====  ======  ======

     Noninterest expense for the second quarter of 2003 was $903 million, compared with $739 million in the prior quarter. The increase principally reflects noninterest expense from Pershing of $112 million, as well as $25 million of merger and integration costs related to the Pershing acquisition. Core noninterest expense was $766 million, up $27 million from the first quarter of 2003, reflecting higher variable compensation and other revenue-related costs as well as the full quarter impact of stock option expense.
     Salaries and employee benefits increased by $76 million on a sequential quarter basis primarily due to the Pershing acquisition, increased incentive compensation tied to revenues, and increased stock option expensing of $6 million in the second quarter of 2003. Pershing salaries and employee benefits were $60 million for the quarter ended June 30, 2003. The increase from the second quarter of 2002 primarily reflects the impact of the Pershing acquisition, the inception of stock option expensing in 2003, a lower pension credit, increased technology investments, and higher business continuity spending.
     Noninterest expense for the first six months of 2003 was $1,642 million compared with $1,345 million last year, mainly reflecting the same factors that explain the second quarter to second quarter increase.
     The efficiency ratio for the second quarter was 64.8%, compared to 60.0% in the previous quarter and 55.0% in 2002. For the first half of 2003, the efficiency ratio was 62.5% compared with 54.3% last year. The increase in the efficiency ratio is largely attributable to the Pershing acquisition.
     The effective tax rate for the second quarter of 2003 was 34.6%, unchanged from the first quarter of 2003, and up from 34.0% in the second quarter 2002. The effective tax rate for the six month period ended June 30, 2003 was 34.6%, compared with 33.8% for the six month period ended June 30, 2002. The increase in the effective tax rate reflects fewer tax credits.

BALANCE SHEET RETURN AND CAPITAL RATIOS

     Total assets were $99.8 billion at June 30, 2003, compared with $79.5 billion at March 31, 2003, and $80.8 billion at June 30, 2002. The increase in total assets reflects $12.1 billion in assets related to Pershing as well as an increase of $8 billion in liquid assets primarily related to the Company's securities servicing business. Customers have left higher cash balances with the Company in the low interest rate environment due to a lack of favorable overnight investment alternatives. In addition, high securities settlement volumes at quarter end resulted in a higher than normal level of uncompleted trades across the industry, which added to the cash levels in customer accounts. Total shareholders' equity was $8.1 billion at June 30, 2003, compared with $6.9 billion at March 31, 2003, and $6.6 billion at June 30, 2002. The increase in shareholders' equity is primarily attributable to the issuance of approximately $1 billion of common stock related to the Pershing acquisition.
     Return on average common equity on a reported basis for the second quarter of 2003 was 15.56%, compared with 17.80% in the first quarter of 2003, and 22.59% in the second quarter of 2002. On a reported basis, return on average assets for the second quarter of 2003 was 1.30%, compared with 1.49% in the first quarter of 2003, and 1.82% in the second quarter of 2002. Excluding the merger-related costs of $25 million, return on average common equity for the second quarter of 2003 was 16.41%, while return on average assets was 1.37%. For the first six months of 2003, return on average common equity was 16.61% compared with 23.16% in 2002. On a reported basis, return on average assets was 1.39% for the first six months of 2003 compared with 1.83% in 2002 on a reported basis. Excluding the merger-related costs of $25 million, return on average common equity for the first six months of 2003 was 17.08%, while return on average assets was 1.43%.
     The Company's estimated regulatory Tier 1 capital and Total capital ratios were 6.85% and 11.11% at June 30, 2003, compared with 7.92% and 12.72% at March 31, 2003, and 7.70% and 11.48% at June 30, 2002. The regulatory leverage ratio was 5.85% at June 30, 2003, compared with 6.68% at March 31, 2003, and 6.82% at June 30, 2002. The Company's tangible common equity as a percentage of total assets was 4.32% at June 30, 2003, compared with 5.53% at March 31, 2003, and 5.41% at June 30, 2002. The Company's capital ratios at June 30, 2003 reflect the increased size of the balance sheet as well as an additional $1.3 billion of intangible assets (which are deducted from regulatory capital) related to Pershing. The Company remains well capitalized.

NONPERFORMING ASSETS

                                                                   Change
                                                                06/30/03 vs.
(Dollars in millions)                06/30/03      3/31/03        3/31/03
                                     --------      --------     ------------
Loans:
     Commercial                         $312          $327          $(15)
     Foreign                              84            75             9
     Other                                41            34             7
                                        ----          ----          ----
  Total Nonperforming Loans              437           436             1
Other Real Estate                          -             -             -
                                        ----          ----          ----
  Total Nonperforming Assets            $437          $436          $  1
                                        ====          ====          ====

Nonperforming Assets Ratio               1.4%          1.4%
Allowance/Nonperforming Loans          188.6         190.4
Allowance/Nonperforming Assets         188.6         190.4


     Nonperforming assets totaled $437 million at June 30, 2003, essentially unchanged from $436 million at March 31, 2003. The level of nonperforming assets prospectively will depend upon the strength and pace of the U.S. economic recovery.

CREDIT LOSS PROVISION AND NET CHARGE-OFFS


                                  2nd        1st         2nd
                                Quarter    Quarter     Quarter     Year-to-Date
                                -------    -------     -------     ------------
(In millions)                     2003       2003       2002       2003    2002
                                  ----       ----       ----       ----    ----
Provision                         $ 40       $ 40       $ 35      $ 80     $ 70
                                  ====       ====       ====      ====     ====
Net Charge-offs:
  Commercial                     $ (34)     $ (25)      $(17)     $(59)    $(47)
  Foreign                           (7)         -          -        (7)       1
  Other                              -        (10)       (14)      (10)     (14)
  Consumer                          (5)        (5)        (4)      (10)     (10)
                                 ------     ------      -----    -----     ----
     Total                       $ (46)     $ (40)      $(35)     $(86)    $(70)
                                 ======     ======      =====    =====     ====

Other Real Estate Expenses        $  -       $  -       $  -      $  -     $  -


     The allowance for credit losses was $824 million at June 30, 2003, $830 million at March 31, 2003, and $616 million at June 30, 2002. The allowance for credit losses as a percent of non-margin loans was 2.57% at June 30, 2003, compared with 2.65% at March 31, 2003, and 1.73% at June 30, 2002. The ratio of the allowance to nonperforming assets was 188.6% at June 30, 2003, compared with 190.4% at March 31, 2003, and 194.9% at June 30, 2002.

                                     June 30     March 31     June 30
 (Dollars in millions)                 2003        2003         2002
                                     -------     --------     -------
Loans                                $37,941      $31,735     $35,998
Margin Loans                           5,911          467         487
Non-Margin Loans                      32,030       31,268      35,511
Allowance                                824          830         616
Allowance for Loan Losses
  As a Percent of Loans                 2.17%        2.62%       1.71%
Allowance for Loan Losses As a
  Percent of Non-Margin Loans           2.57         2.65        1.73


OTHER DEVELOPMENTS

     In addition to Pershing, the Company closed two additional acquisitions in the second quarter of 2003. The Company acquired the corporate trust business of INTRUST Bank, N.A., which included more than 300 bond trust and agency appointments for corporations and municipalities in Kansas and the
surrounding states.   The Company also acquired Capital Resource Financial
Services, LLC, a Chicago-based provider of commission recapture, transition management, and third-party services to plan sponsors and investment managers. The two acquisitions did not have a material impact on the second quarter results.
     The Company remains on track to complete its current $9 billion corporate exposure reduction program by the end of 2004. During the quarter, corporate exposures were reduced in excess of $600 million, with telecom exposures reduced from $1.4 billion to $1.1 billion.
     On May 1, 2003, the Company issued 40 million common shares in connection with the Pershing acquisition. In addition, the Company issued $350 million of 5.95% series F trust preferred securities. On June 1, 2003, the Company redeemed the $300 million of outstanding 7.05% series D Trust preferred securities.

ADDITIONAL INFORMATION

     Thomas A. Renyi, chairman and chief executive officer, and Bruce W. Van Saun, senior executive vice president and chief financial officer, will review the quarterly results in a live conference call and audio webcast today at 9:00 a.m. ET. The presentation will be accessible from the Company's website at www.bankofny.com/earnings and also by telephone at (888)790-0319 within the

United States or (610)769-3531 internationally. The replay will be available through the Company's website and also by telephone at (888)568-0513 within the United States or (402)530-8002 internationally through 5:00 p.m. ET on Thursday, July 31, 2003. The call may include forward looking statements.
See "Forward Looking Statements" below.
     The Bank of New York Company, Inc. (NYSE: BK) is a global leader in securities servicing for issuers, investors and financial intermediaries. The Company plays an integral role in the infrastructure of the capital markets, servicing securities in more than 100 markets worldwide. The Company provides quality solutions through leading technology for global corporations, financial institutions, asset managers, governments, non-profit organizations, and individuals. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has a distinguished history of serving clients around the world through its five primary businesses:
Securities Servicing and Global Payment Services, Private Client Services and Asset Management, Corporate Banking, Global Market Services, and Retail Banking. Additional information on the Company is available at www.bankofny.com.
                          ***************************

FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward looking statements including, among other things, projections with respect to revenue and earnings and the Company's plans and objectives and as such are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. These include lower than expected performance or higher than expected costs in connection with acquisitions and integration of acquired businesses, the level of capital market activity, changes in customer credit quality, the effects of capital reallocation, portfolio performance, ultimate differences from management projections or market forecasts, the actions that management could take in response to these changes and other factors described under the heading "Forward Looking Statements" in the Company's 2002 Form 10-K and First Quarter 2003 Form 10-Q which have been filed with the SEC and are available at the SEC's website (www.sec.gov).

Forward looking statements speak only as of the date they are made. The Company will not update forward looking statements to reflect factual assumptions, circumstances or events which have changed after a forward looking statement was made.

 (Financial highlights and detailed financial statements are attached.)

                        THE BANK OF NEW YORK COMPANY, INC.
                                Financial Highlights
                   (Dollars in millions, except per share amounts)
                                    (Unaudited)

                                                 June 30,   March 31, June 30,
                                                   2003       2003      2002
                                                 --------   --------- --------
  Quarter
  -------
  Net Income                                    $   295    $   295     $  361
      Basic EPS                                    0.39       0.41       0.50
      Diluted EPS                                  0.39       0.41       0.50
      Cash Dividends Per Share                     0.19       0.19       0.19

  Year-To-Date
  ------------
  Net Income                                    $   590    $   295     $  723
      Basic EPS                                    0.80       0.41       1.00
      Diluted EPS                                  0.80       0.41       0.99
      Cash Dividends Per Share                     0.38       0.19       0.38

  Assets                                        $99,753    $79,548    $80,805
  Loans                                          37,941     31,735     35,998
  Securities                                     20,392     19,599     16,377
  Deposits - Domestic                            37,347     33,280     29,423
           - Foreign                             27,453     23,664     25,868
  Long-Term Debt                                  6,515      5,685      5,668
  Common Shareholders' Equity                     8,113      6,874      6,610

  Common Shareholders' Equity Per Share           10.50       9.41       9.09
  Market Value Per Share of Common Stock          28.75      20.50      33.75

  Allowance for Credit Losses as a Percent
    of Loans                                       2.17%      2.62%      1.71%
  Allowance for Credit Losses as a Percent
    of Non-Margin Loans                            2.57       2.65       1.73
  Tier 1 Capital Ratio                             6.85       7.92       7.70
  Total Capital Ratio                             11.11      12.72      11.48
  Leverage Ratio                                   5.85       6.68       6.82
  Tangible Common Equity Ratio                     4.32       5.53       5.41

Employees                                        23,106     19,491     19,010

Efficiency Ratio                                   64.8%      60.0%      55.0%

Assets Under Custody (In trillions)
Total Assets Under Custody	                   $7.8	      $6.8       $6.6
   Equity Securities                                 32%        25%        29%
   Fixed Income Securities                           68         75         71
Cross-Border Assets                                $2.2       $1.9       $1.8

Assets Under Management (In billions)
Total Assets Under Management                       $83        $76        $75
   Equity Securities                                 32%        29%        34%
   Fixed Income Securities                           23         24         23
   Alternative Investments                            9          9          8
   Liquid Assets                                     36         38         35

Assets Under Administration (In billions)           $27        $27        $30


                      THE BANK OF NEW YORK COMPANY, INC.
                      Consolidated Statements of Income
                   (In millions, except per share amounts)
                                 (Unaudited)

                                                               For the three        For the six
                                                                months ended        months ended
                                                                  June 30,            June 30,

                                                              2003       2002       2003     2002
                                                              ----       ----       ----     ----
Interest Income
---------------
Loans                                                        $ 330      $ 375       $642     $756
Securities
  Taxable                                                      155        158        315      299
  Exempt from Federal Income Taxes                              13         16         26       32
                                                             -----      -----      -----    -----
                                                               168        174        341      331
Deposits in Banks                                               41         44         71       79
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                                       24         12         39       26
Trading Assets                                                  32         68         76      141
                                                             -----      -----      -----    -----
    Total Interest Income                                      595        673      1,169    1,333
                                                             -----      -----      -----    -----
Interest Expense
----------------
Deposits                                                       138        158        284      318
Federal Funds Purchased and Securities Sold
  Under Repurchase Agreements                                    4          8          7       16
Other Borrowed Funds                                            13         28         14       55
Long-Term Debt                                                  42         56         80      109
                                                             -----      -----      -----    -----
    Total Interest Expense                                     197        250        385      498
                                                             -----      -----      -----    -----
Net Interest Income                                            398        423        784      835
-------------------
Provision for Credit Losses                                     40         35         80       70
                                                             -----      -----      -----    -----
Net Interest Income After Provision
  for Credit Losses                                            358        388        704      765
                                                             -----      -----      -----    -----
Noninterest Income
------------------
Servicing Fees
 Securities                                                    598        478      1,071      932
 Global Payment Services                                        79         71        156      144
                                                             -----      -----      -----    -----
                                                               677        549      1,227    1,076
Private Client Services and
  Asset Management Fees                                         94         88        184      171
Service Charges and Fees                                        93         93        191      176
Foreign Exchange and Other Trading Activities                   88         72        154      134
Securities Gains                                                 9         25         16       56
Other                                                           35         28         69       60
                                                             -----      -----      -----    -----
    Total Noninterest Income                                   996        855      1,841    1,673
                                                             -----      -----      -----    -----
Noninterest Expense
-------------------
Salaries and Employee Benefits                                 499        418        922      805
Net Occupancy                                                   73         49        131       98
Furniture and Equipment                                         49         35         85       70
Other                                                          257        194        479      372
Merger and Integration Costs                                    25          -         25        -
                                                             -----      -----      -----    -----
    Total Noninterest Expense                                  903        696      1,642    1,345
                                                             -----      -----      -----    -----
Income Before Income Taxes                                     451        547        903    1,093
Income Taxes                                                   156        186        313      370
                                                             -----      -----      -----    -----
Net Income                                                   $ 295      $ 361      $ 590    $ 723
----------                                                   =====      =====      =====    =====

Per Common Share Data:
----------------------
   Basic Earnings                                            $0.39      $0.50      $0.80    $1.00
   Diluted Earnings                                           0.39       0.50       0.80     0.99
   Cash Dividends Paid                                        0.19       0.19       0.38     0.38
Diluted Shares Outstanding                                     757        729        742      729

-------------------------------------------------------------------------------------------------

                      THE BANK OF NEW YORK COMPANY, INC.
                         Consolidated Balance Sheets
               (Dollars in millions, except per share amounts)
                                  (Unaudited)

                                                            June 30,          December 31,
                                                              2003                2002
                                                              ----                ----
Assets
------
Cash and Due from Banks                                    $ 4,323             $ 4,748
Interest-Bearing Deposits in Banks                           6,744               5,104
Securities
  Held-to-Maturity                                             374                 954
  Available-for-Sale                                        20,018              17,346
                                                           -------             -------
    Total Securities                                        20,392              18,300
Trading Assets at Fair Value                                 6,231               7,309
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                                   12,076               1,385
Margin Loans                                                 5,911                 352
Loans (less allowance for credit losses of $824 in 2003
  and $831 in 2002)                                         31,206              30,156
Premises and Equipment                                       1,108                 975
Due from Customers on Acceptances                              191                 351
Accrued Interest Receivable                                    244                 204
Goodwill                                                     3,149               2,497
Intangible Assets                                              824                  78
Other Assets                                                 7,354               6,105
                                                           -------             -------
     Total Assets                                          $99,753             $77,564
                                                           =======             =======
Liabilities and Shareholders' Equity
------------------------------------
Deposits
 Noninterest-Bearing (principally domestic offices)        $16,433             $13,301
 Interest-Bearing
   Domestic Offices                                         21,940              19,997
   Foreign Offices                                          26,427              22,089
                                                           -------             -------
     Total Deposits                                         64,800              55,387
Federal Funds Purchased and Securities
  Sold Under Repurchase Agreements                           1,035                 636
Trading Liabilities                                          2,600               2,800
Payables to Customers and Broker-Dealers                     9,407                 870
Other Borrowed Funds                                           916                 475
Acceptances Outstanding                                        194                 352
Accrued Taxes and Other Expenses                             4,033               4,066
Accrued Interest Payable                                       142                 101
Other Liabilities                                            1,998                 753
Long-Term Debt                                               6,515               5,440
                                                           -------             -------
     Total Liabilities                                      91,640              70,880
                                                           -------             -------

Shareholders' Equity
 Class A Preferred Stock - par value $2.00 per share,
  authorized 5,000,000 shares, outstanding 3,000 shares
  in 2003 and in 2002                                            -                   -
 Common Stock-par value $7.50 per share,
  authorized 2,400,000,000 shares, issued
  1,038,852,034 shares in 2003 and
  993,697,297 shares in 2002                                 7,791               7,453
 Additional Capital                                          1,564                 847
 Retained Earnings                                           5,053               4,736
 Accumulated Other Comprehensive Income                        158                 134
                                                           -------             -------
                                                            14,566              13,170
 Less: Treasury Stock (265,946,234 shares in 2003
        and 267,240,854 shares in 2002), at cost             6,450               6,483
       Loan to ESOP (485,533 shares in 2003
        and in 2002), at cost                                    3                   3
                                                           -------             -------
     Total Shareholders' Equity                              8,113               6,684
                                                           -------             -------
     Total Liabilities and Shareholders' Equity            $99,753             $77,564
                                                           =======             =======

----------------------------------------------------------------------------------------
Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

                             THE BANK OF NEW YORK COMPANY, INC.
                 Average Balances and Rates on a Taxable Equivalent Basis
                                      (Preliminary)
                                  (Dollars in millions)

                                            For the three months              For the three months
                                            ended June 30, 2003               ended June 30, 2002
                                       ------------------------------     ------------------------------
                                       Average                Average     Average                Average
                                       Balance    Interest     Rate       Balance    Interest     Rate
                                       -------    --------    -------     -------    --------    -------
ASSETS
------
Interest-Bearing
 Deposits in Banks
 (primarily foreign)                   $ 7,049       $  41       2.37%    $ 5,737       $  44      3.03%
Federal Funds Sold and Securities
 Purchased Under Resale Agreements       7,931          24       1.20       2,834          12      1.69
Margin Loans                             3,492          21       2.42         449           3      3.01
Loans
 Domestic Offices                       20,281         219       4.34      18,619         240      5.17
 Foreign Offices                        11,964          90       3.01      15,566         132      3.40
                                       -------       -----                -------       -----
   Total Loans                          32,245         309       3.84      34,185         372      4.37
                                       -------       -----                -------       -----
Securities
 U.S. Government Obligations               209           2       4.16         669           9      5.40
 U.S. Government Agency Obligations      3,019          29       3.84       3,253          45      5.54
 Obligations of States and
  Political Subdivisions                   352           6       7.30         580           9      6.54
 Other Securities                       15,140         140       3.67      10,112         124      4.89
 Trading Securities                      4,346          32       2.95       8,124          68      3.36
                                       -------       -----                -------       -----
   Total Securities                     23,066         209       3.62      22,738         255      4.49
                                       -------       -----                -------       -----
Total Interest-Earning Assets           73,783         604       3.28%     65,943         686      4.18%
                                                     -----                              -----
Allowance for Credit Losses               (826)                              (616)
Cash and Due from Banks                  2,748                              2,726
Other Assets                            15,219                             11,634
                                       -------                            -------
   TOTAL ASSETS                        $90,924                            $79,687
                                       =======                            =======

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Interest-Bearing Deposits
 Money Market Rate Accounts            $ 7,239       $  17       0.94%    $ 6,405       $  21      1.33%
 Savings                                 9,039          18       0.81       8,171          22      1.10
 Certificates of Deposit
  $100,000 & Over                        4,649          19       1.63       1,252           8      2.50
 Other Time Deposits                     1,350           5       1.55       1,567           9      2.27
 Foreign Offices                        23,827          79       1.32      24,459          98      1.60
                                       -------       -----                -------       -----
  Total Interest-Bearing Deposits       46,104         138       1.20      41,854         158      1.51
Federal Funds Purchased and
 Securities Sold Under Repurchase
 Agreements                              1,428           4       1.10       2,299           8      1.47
Payables to Customers and Broker-Dealers 4,289           8       0.80         195           1      0.53
Other Borrowed Funds                       983           5       1.90       4,199          27      2.66
Long-Term Debt                           6,469          42       2.53       5,450          56      4.06
                                       -------       -----                -------       -----
  Total Interest-Bearing Liabilities    59,273         197       1.33%     53,997         250      1.87%
                                                     -----                              -----
Noninterest-Bearing Deposits            12,383                             10,257
Other Liabilities                       11,661                              9,017
Common Shareholders' Equity              7,607                              6,416
                                       -------                            -------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                $90,924                            $79,687
                                       =======                            =======
Net Interest Earnings
 and Interest Rate Spread                            $ 407       1.95%                  $ 436      2.31%
                                                     =====       ====                   =====      ====
Net Yield on Interest-Earning Assets                             2.22%                             2.65%
                                                                 ====                              ====


                             THE BANK OF NEW YORK COMPANY, INC.
                 Average Balances and Rates on a Taxable Equivalent Basis
                                      (Preliminary)
                                  (Dollars in millions)

                                            For the six months                For the six months
                                            ended June 30, 2003               ended June 30, 2002
                                       ------------------------------     ------------------------------
                                       Average                Average     Average                Average
                                       Balance    Interest     Rate       Balance    Interest     Rate
                                       -------    --------    -------     -------    --------    -------
ASSETS
------
Interest-Bearing
 Deposits in Banks
 (primarily foreign)                   $ 6,024       $  71       2.38%    $ 5,481       $  79      2.88%
Federal Funds Sold and Securities
 Purchased Under Resale Agreements       6,475          39       1.21       3,069          26      1.72
Margin Loans                             1,970          24       2.43         452           6      2.57
Loans
 Domestic Offices                       19,471         433       4.48      18,759         480      5.16
 Foreign Offices                        12,424         186       3.03      15,869         270      3.43
                                       -------       -----                -------       -----
   Total Loans                          31,895         619       3.91      34,628         750      4.37
                                       -------       -----                -------       -----
Securities
 U.S. Government Obligations               267           5       3.88         736          20      5.37
 U.S. Government Agency Obligations      3,135          63       4.02       3,075          87      5.66
 Obligations of States and
  Political Subdivisions                   367          13       7.07         574          19      6.57
 Other Securities                       14,582         278       3.80       9,322         231      4.96
 Trading Securities                      5,025          76       3.06       8,435         141      3.38
                                       -------       -----                -------       -----
   Total Securities                     23,376         435       3.73      22,142         498      4.51
                                       -------       -----                -------       -----
Total Interest-Earning Assets           69,740       1,188       3.43%     65,772       1,359      4.18%
                                                     -----                              -----
Allowance for Credit Losses               (828)                              (616)
Cash and Due from Banks                  2,780                              2,683
Other Assets                            14,036                             11,809
                                       -------                            -------
   TOTAL ASSETS                        $85,728                            $79,648
                                       =======                            =======

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Interest-Bearing Deposits
 Money Market Rate Accounts            $ 7,457       $  35       0.96%    $ 6,661       $  44      1.34%
 Savings                                 8,766          38       0.87       8,114          48      1.18
 Certificates of Deposit
  $100,000 & Over                        4,687          39       1.69         877          12      2.74
 Other Time Deposits                     1,311          11       1.68       1,585          19      2.38
 Foreign Offices                        23,847         161       1.36      24,816         195      1.59
                                       -------       -----                -------       -----
  Total Interest-Bearing Deposits       46,068         284       1.24      42,053         318      1.53
Federal Funds Purchased and
 Securities Sold Under Repurchase
 Agreements                              1,360           7       1.04       2,203          16      1.47
Payables to Customers and Broker-Dealers 2,403           8       0.71         392           1      0.47
Other Borrowed Funds                       639           6       1.77       4,174          54      2.57
Long-Term Debt                           5,958          80       2.68       5,239         109      4.15
                                       -------       -----                -------       -----
  Total Interest-Bearing Liabilities    56,428         385       1.38%     54,061         498      1.87%
                                                     -----                              -----
Noninterest-Bearing Deposits            11,871                             10,192
Other Liabilities                       10,261                              9,097
Common Shareholders' Equity              7,168                              6,298
                                       -------                            -------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                $85,728                            $79,648
                                       =======                            =======
Net Interest Earnings
 and Interest Rate Spread                            $ 803       2.05%                  $ 861      2.31%
                                                     =====       ====                   =====      ====
Net Yield on Interest-Earning Assets                             2.32%                             2.64%
                                                                 ====                              ====
